                                                                     EXHIBIT 8.2


                   [WALLER LANDSEN DORTCH & DAVIS LETTERHEAD]


                                December 8, 1999


Service Experts, Inc.
Six Cadillac Drive, Suite 400
Brentwood, TN  37027

Ladies and Gentlemen:

                  We have acted as tax counsel to Service Experts, Inc. ("Service Experts"), a Delaware corporation, in connection with (i) the proposed merger (the "Merger"), as defined and described in the Agreement and Plan of Merger, dated as of October 26, 1999 (the "Merger Agreement"), by and among Service Experts, Lennox International Inc., a Delaware corporation ("Lennox"), and LII Acquisition Corporation, a Delaware corporation and newly-formed, wholly-owned subsidiary of Lennox ("Merger Sub"), and (ii) the preparation and filing of the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), (the "Registration Statement"), which includes the Joint Proxy Statement/Prospectus of Service Experts and Lennox (the "Proxy Statement/Prospectus"). This opinion is provided pursuant to the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act.

                             INFORMATION RELIED UPON

                  In rendering the opinion set forth herein, and with your consent, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, and the representations (which we have neither investigated nor verified) given to us by letter, dated December 8, 1999, by Service Experts and by letter, dated December 8, 1999, by Lennox and Merger Sub, each as contained and described in the representations section of such letters (collectively, the "Certificates"), and have assumed that such Certificates are complete and accurate on the date given and will be complete and accurate as of the Effective Time. In addition, we have examined such other documents, agreements, and certificates and

Service Experts, Inc.
December 8, 1999
Page 2

made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the accuracy and completeness of (i) the statements and representations made by Service Experts, Lennox and Merger Sub and (ii) the Proxy Statement/Prospectus, and we have assumed that such will be complete and accurate through the date hereof and will continue to remain complete and accurate as of the Effective Time. In addition, we have assumed, with your consent, that the statements contained in the Certificates are complete and accurate on the date hereof and will be complete and accurate as of the Effective Time, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is now and will be as of the Effective Time complete and accurate without such qualification. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

                  Unless specified, capitalized terms used herein shall have the meanings assigned to them in the Proxy Statement/Prospectus or the appendices thereto (including the Merger Agreement). All references herein to the Code are to the Internal Revenue Code of 1986, as amended (the "Code").

                                     OPINION

                  On the basis of the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

                  (i) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

                  (ii) No gain or loss will be recognized by Service Experts, Lennox or Merger Sub as a result of the Merger; and

Service Experts, Inc.
December 8, 1999
Page 3


                  (iii) No gain or loss will be recognized by the shareholders of Service Experts who exchange all of their Service Experts Common Stock solely for Lennox Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Lennox Common Stock).

                  The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. There can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificates is, or later becomes, inaccurate.

                  Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Service Experts that are subject to special tax rules.

                  This letter is furnished to you for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references to our firm under the heading "THE MERGER TRANSACTION - Material Federal Income Tax Consequences of the Merger" and elsewhere in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                Very truly yours,

                                /s/ WALLER LANDSEN DORTCH & DAVIS
                                    A PROFESSIONAL LIMITED LIABILITY COMPANY